Exhibit 4.1

Certain identified information has been excluded from this exhibit both because it (i) is not material and (ii) is the type that RUM Group Inc. treats as private or confidential. Brackets with triple asterisks denote omissions.

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

RUM GROUP INC.

WARRANT TO PURCHASE CLASS A COMMON SHARES

THIS WARRANT AGREEMENT (this “Warrant”) is dated as of September 30, 2026 (the “Effective Date”) and entered into by and between RUM Group Inc., a Delaware corporation (the “Company”), and Anthropic, PBC, a Delaware public benefit corporation (“Investor”). The Company and Investor are sometimes referred to herein collectively as the “Parties” or individually as a “Party”.

WHEREAS, this Warrant shall entitle Investor to purchase shares of Class A common stock, par value $0.0001 per share, of the Company (“Common Shares”), for a price per share equal to the Exercise Price (as defined below), subject to the terms and conditions set forth herein; and

WHEREAS, this Warrant has been entered into by the Parties in connection with an Order for GPU Services, dated as of August 23, 2026, between the Parties (together with all Schedules and Exhibits referenced therein, the “Commercial Agreement”).

NOW, THEREFORE, in consideration of the premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Grant of THIS Warrant

1.1	This Warrant shall entitle Investor to subscribe, subject to the terms and conditions set forth herein, for 50,808,408 Common Shares (such Common Shares, the “Warrant Shares”).

1.2	The exercise price for this Warrant (the “Exercise Price”) shall be $0.01 per share. The Exercise Price shall be payable by Investor to the Company in cash pursuant to Section 2.8 hereof.

2.	EXERCISE OF THIS WARRANT

2.1	All exercises shall be settled by Investor’s payment of the aggregate Exercise Price in cash and no net settlement, cashless exercise, or other reduction in the number of Common Shares deliverable upon exercise shall be permitted.

2.2	This Warrant shall vest in tranches only upon the satisfaction of certain conditions as set forth below (the “Vesting Conditions”):

(a)	16.67% (i.e., 1/3 of 50%) of this Warrant, representing 8,468,068 Common Shares, shall vest upon the Company or its subsidiaries having actually delivered to Investor the first Tranche (as defined in Section 4 of the Commercial Agreement, representing [***]MW of capacity as set forth therein), and Investor having accepted and the Company or its subsidiaries having received payments for such Tranche, in each case in accordance with the Commercial Agreement.

(b)	33.33% (i.e., 2/3 of 50%) of this Warrant (cumulative with any portion of this Warrant that previously vested), representing an incremental 8,468,068 Common Shares and cumulatively 16,936,136 Common Shares, shall vest upon the Company or its subsidiaries having actually delivered to Investor the second Tranche (as defined in Section 4 of the Commercial Agreement, representing [***]MW of incremental capacity and [***]MW of cumulative capacity as set forth therein), and Investor having accepted and the Company or its subsidiaries having received payments for such Tranche, in each case in accordance with the Commercial Agreement.

(c)	50% of this Warrant (cumulative with any portion of this Warrant that previously vested), representing an incremental 8,468,068 Common Shares and cumulatively 25,404,204 Common Shares, shall vest upon the Company or its subsidiaries having actually delivered to Investor the third Tranche (as defined in Section 4 of the Commercial Agreement, representing [***]MW of incremental capacity and [***]MW of cumulative capacity as set forth therein), and Investor having accepted and the Company or its subsidiaries having received payments for such Tranche, in each case in accordance with the Commercial Agreement.

(d)	60% (i.e., 50% + 1/5 of 50%) of this Warrant (cumulative with any portion of this Warrant that previously vested), representing an incremental 5,080,841 Common Shares and cumulatively 30,485,045 Common Shares, shall vest upon (i) the Company (or a subsidiary thereof) and Investor (or a subsidiary thereof), prior to the expiration of the term of the Commercial Agreement, entering into one or more definitive written agreements, whether by expansion of the Commercial Agreement or one or more new commercial agreements (the “Expansion Agreement”) providing for the delivery to Investor of additional critical IT capacity in excess of [***]MW (the aggregate additional critical IT capacity delivered from time to time, the “Expansion Capacity”), and (ii) the Company or its subsidiaries having actually delivered to Investor, Investor having accepted, and the Company or its subsidiaries having received payments for, Expansion Capacity of [***]MW.

(e)	70% (i.e., 50% + 2/5 of 50%) of this Warrant (cumulative with any portion of this Warrant that previously vested), representing an incremental 5,080,841 Common Shares and cumulatively 35,565,886 Common Shares, shall vest upon delivery of, Investor having accepted, and the Company or its subsidiaries having received payments for, cumulative Expansion Capacity of [***]MW.

(f)	80% (i.e., 50% + 3/5 of 50%) of this Warrant (cumulative with any portion of this Warrant that previously vested), representing an incremental 5,080,841 Common Shares and cumulatively 40,646,727 Common Shares, shall vest upon delivery of, Investor having accepted, and the Company or its subsidiaries having received payments for, cumulative Expansion Capacity of [***]MW.

(g)	90% (i.e., 50% + 4/5 of 50%) of this Warrant (cumulative with any portion of this Warrant that previously vested), representing an incremental 5,080,841 Common Shares and cumulatively 45,727,568 Common Shares, shall vest upon delivery of, Investor having accepted, and the Company or its subsidiaries having received payments for, cumulative Expansion Capacity of [***]MW.

(h)	100% of this Warrant (cumulative with any portion of this Warrant that previously vested), representing an incremental 5,080,840 Common Shares and cumulatively 50,808,408 Common Shares, shall vest upon delivery of, Investor having accepted, and the Company or its subsidiaries having received payments for, cumulative Expansion Capacity of [***]MW.

The vesting tranches set forth in clauses (d) through (h) above are referred to herein as the “Expansion Agreement Tranches”.

For the avoidance of doubt, the cumulative vesting percentages above assume that each tranche vests. If a prior tranche does not vest (for example, if waived by the parties), subsequent tranche vesting does not receive credit for any such prior unvested tranche.

2.3	No later than fifteen (15) days following the end of each fiscal quarter following the date the Facility (as defined in the Commercial Agreement) is completed, the Company shall provide Investor with a report with all information to determine whether any of the Vesting Conditions have been satisfied.

2.4	If (i) the Commercial Agreement or Expansion Agreement, as applicable, to the respective Vesting Conditions, expires or is terminated, or (ii) there is a material uncured payment breach by Investor or its subsidiaries of the Commercial Agreement or an Expansion Agreement (each, a “Vesting Termination Event”), in each case prior to satisfaction of any Vesting Condition, the unvested portion of this Warrant shall terminate; provided that no such termination shall take effect (x) during such time as Investor is contesting such payment breach in good faith in accordance with the dispute resolution provisions of the Commercial Agreement or (y) in any event prior to sixty (60) days following written notice from the Company specifying the payment breach, and only if such payment breach remains uncured at the end of such period.

2.5	Notwithstanding the foregoing, (a) in the event of a voluntary dissolution, liquidation, or winding up of the affairs of the Company (other than in connection with a Change of Control (as defined below)) (a “Liquidation”) prior to the satisfaction of any Vesting Condition and prior to a Vesting Termination Event, 50% of this Warrant (cumulative with any portion of this Warrant previously vested and exercisable), plus any Expansion Agreement Tranche(s) for which the requisite Expansion Agreement has been entered into but the corresponding Vesting Condition has not yet been satisfied (such Expansion Agreement Tranche(s), the “Contracted Expansion Agreement Tranches”), shall vest and become exercisable immediately prior to the consummation of such event; and (b) in the event of a Change of Control prior to the satisfaction of the applicable Vesting Conditions and prior to a Vesting Termination Event, this Warrant shall not accelerate solely as a result of such Change of Control if this Warrant is assumed or substituted by the acquiring or surviving entity in a manner that preserves in all material respects Investor’s rights with respect to the vested and unvested portions of this Warrant. In connection with any Change of Control in which either (i) this Warrant is not so assumed or substituted or (ii) the stockholders of the Company receive cash consideration representing more than 80% of the total consideration value (as reasonably determined by the Company in good faith), 50% of this Warrant (cumulative with any portion of this Warrant previously vested and exercisable) plus any Contracted Expansion Agreement Tranches shall vest in full and become immediately exercisable immediately prior to the consummation of such Change of Control. If this Warrant is so assumed or substituted, then 50% of this Warrant (cumulative with any portion of this Warrant previously vested and exercisable) plus any Contracted Expansion Agreement Tranches shall accelerate and become exercisable if, following such Change of Control, the acquiring or surviving entity materially breaches and fails to cure, within thirty (30) days after written notice, its material obligations under the Commercial Agreement or any applicable Expansion Agreement, and such uncured material breach prevents satisfaction of the applicable Vesting Conditions. Any exercise of this Warrant in connection with any event described in this paragraph shall be settled by physical delivery of Common Shares upon payment of the Exercise Price in cash, without any net settlement or cashless exercise.

For purposes of this Warrant, a “Change of Control” means any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Chris Pavlovski or his affiliates or his estate becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) or otherwise acquires control, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power of all of the outstanding securities of the Company.

2.6	Notwithstanding the foregoing, in the event the Facility (as defined in the Commercial Agreement) is never completed and the related data center project has been abandoned by the Company prior to a Liquidation or Change of Control, there shall be no accelerated vesting of this Warrant upon such Liquidation or Change of Control.

2.7	Subject to the terms and conditions of this Warrant, Investor may exercise this Warrant with respect to any vested portion of this Warrant in whole or in part for Warrant Shares at any time or from time to time, on any Business Day on or after the date on which such vested portion of this Warrant vests. This Warrant shall be exercised by surrendering this Warrant with the exercise notice in the form attached hereto as Exhibit 1 (the “Exercise Notice”) duly executed by Investor, and by payment in a form specified in Section 2.8 hereof of an amount equal to the product obtained by multiplying (a) the number of Warrant Shares to be purchased by Investor by (b) the Exercise Price as determined in accordance with the terms hereof. For the purposes of this Warrant, “Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or required by law to close.

2.8	Payment for the Warrant Shares upon exercise may be made by (a) a check payable to the Company’s order, (b) ACH or wire transfer of funds to the Company to such bank account as the Company may specify in writing to Investor prior to the exercise of this Warrant, or (c) any combination of the foregoing.

2.9	Upon a partial exercise of this Warrant, the number of Warrant Shares issuable upon exercise of this Warrant immediately after such partial exercise shall be reduced by the aggregate number of Warrant Shares issued upon such partial exercise.

2.10	No fractional Warrant Shares may be issued upon any exercise of this Warrant. If upon exercise of this Warrant in whole or in part, a fraction of a Warrant Share would otherwise result, the number of Warrant Shares issuable upon such exercise shall be rounded up to the next whole Warrant Share and no cash or other reduction in the number of Warrant Shares deliverable shall be permitted.

2.11	This Warrant may not be exercised if the issuance of the Warrant Shares upon such exercise would constitute a violation of any applicable securities laws or other laws or regulations.

2.12	This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, or, if later, the date on which any necessary approvals are obtained or the expiration or termination of the applicable waiting period pursuant to Section 8 hereof, and the person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date and shall be entered in the stock ledger of the Company as of such date. As soon as practicable on or after such date (in any event within ten (10) Business Days), the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of whole Warrant Shares issuable upon such exercise. In the event that this Warrant is being exercised for less than all of the then-current number of Warrant Shares purchasable hereunder, the Company shall, concurrently with the issuance by the Company of the number of Warrant Shares for which this Warrant is then being exercised, issue a new Warrant of like tenor exercisable for the remaining number of Warrant Shares purchasable hereunder.

3.	ANTI-DILUTION ADJUSTMENTS

3.1	The number and character of Warrant Shares issuable upon exercise of this Warrant, and the Exercise Price therefor, are subject to adjustment upon each event specified in Sections 3.2 and 3.3 hereof occurring during the Exercise Period.

3.2	Adjustment for Stock Splits, Combinations and Stock Dividends. In the event that the outstanding Common Shares are subdivided (by stock split or otherwise) into a greater number of shares, or if the Company shall issue additional Common Shares as a stock dividend, the number of Warrant Shares issuable upon exercise of the rights under this Warrant immediately prior to such subdivision or dividend shall, concurrently with the effectiveness of such subdivision or the effectiveness or record date of such dividend, as provided below, be proportionately increased, and the Exercise Price shall be proportionately decreased such that the aggregate Exercise Price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. In the event the outstanding Common Shares are combined (by reclassification, reverse stock split or otherwise) into a lesser number of shares, the number of Warrant Shares issuable upon exercise of the rights under this Warrant immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately decreased, and the Exercise Price shall be proportionately increased such that the aggregate Exercise Price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 3.2 shall become effective (i) in the case of any subdivision or combination, at the close of business on the date the subdivision or combination becomes effective, or (ii) in the case of an issuance of additional Common Shares as a dividend, as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

3.3	Adjustment for Reorganization, Consolidation, Merger. (a) In case of any reclassification or reorganization of the Company or (b) in case the Company shall consolidate with or merge into one or more other corporations or entities, in either case which results in a change in the Common Shares, in each case other than a Change of Control and other than resulting from a subdivision, combination or stock dividend provided for in Section 3.2, (each, a “Reorganization Event”), then, and in each such case, Investor, upon the exercise of this Warrant after such Reorganization Event, shall be entitled to receive in lieu of the Warrant Shares or other securities and property that Investor would have been entitled to receive upon such exercise prior to such Reorganization Event, without the payment by Investor of any additional consideration, the stock or other securities or property which Investor would have been entitled to receive upon such Reorganization Event if, immediately prior to such Reorganization Event, Investor had completed such exercise of this Warrant, all subject to further adjustment as provided in this Warrant. If after such Reorganization Event, this Warrant is exercisable for securities of a corporation or entity other than the Company, then such corporation or entity shall duly execute and deliver to Investor a supplement hereto acknowledging such corporation’s or other entity’s obligations under this Warrant; and in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after the consummation of such Reorganization Event. In determining the kind and amount of stock, securities or the property receivable upon exercise of this Warrant following the consummation of such Reorganization Event, if the holders of Common Shares have the right to elect the kind or amount of consideration receivable upon consummation of such Reorganization Event, then (i) Investor shall have the right to make a similar election upon exercise of this Warrant with respect to the number of Warrant Shares or other securities or property which Investor will receive upon exercise of this Warrant or (ii) in the event Investor does not make such election within fifteen (15) calendar days upon notice, the consideration that Investor shall be entitled to receive upon exercise shall be deemed to be the types and amounts of consideration received by the majority of all holders of the Common Shares that affirmatively make an election (or of all such holders if none make an election).

3.4	No Change Necessary. The form of this Warrant need not be changed because of any adjustment in the Exercise Price or in the number or type of Warrant Shares issuable upon its exercise.

4.	TERM

This Warrant shall terminate upon the 10th anniversary of the date of issuance, except to the extent previously exercised (the “Exercise Period”). Immediately prior to the end of the Exercise Period, any vested portion of the Warrant shall be automatically exercised with payment of the aggregate Exercise Price in full in cash pursuant to Section 2.8 hereof.

5.	RESERVATION OF SHARES; REGISTRATION RIGHTS; LISTING

5.1	The Company shall, at all times during the Exercise Period, take such action required in order to have authorized and reserved, free from preemptive rights, a sufficient number of Common Shares to satisfy the exercise of this Warrant.

5.2	The Company shall, at its sole expense, file a resale registration statement on Form S-3 (or any successor form or, if unavailable, Form S-1) covering the resale of all Warrant Shares within thirty (30) days following the first exercise of this Warrant and shall use commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable thereafter, but in no event later than the earlier of (i) sixty (60) calendar days following the filing thereof (or ninety (90) calendar days following the filing thereof if the Securities and Exchange Commission notifies the Company that it will “review” such registration statement) and (ii) the second Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Securities and Exchange Commission that such registration statement will not be “reviewed” or will not be subject to further review. The Company shall maintain the effectiveness of such registration statement until the earlier of (a) the date on which all Warrant Shares covered thereby have been sold or (b) the date on which all such Warrant Shares may be sold without restriction under Rule 144 (including without any volume or manner-of-sale limitations) (such earlier date, the “Registration Termination Date”). The Company shall bear all registration expenses (other than underwriting discounts, selling commissions, and stock transfer taxes) attributable to the sale of Warrant Shares by Investor, up to a maximum aggregate amount of $50,000. For the avoidance of doubt, this Section 5.2 shall not provide Investor with any right to demand an underwritten public offering of Warrant Shares.

5.3	If, at any time following the satisfaction of the first Vesting Condition and until the Registration Termination Date, the Company proposes to file a registration statement under the Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (other than a registration statement (a) filed in connection with any employee stock option or other benefit plan, (b) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (c) for an offering of debt that is convertible into equity securities of the Company, (d) for a dividend reinvestment plan or (e) for an “at-the-market” offering of Common Shares), then the Company shall give written notice of such proposed filing to Investor as soon as practicable but not less than ten (10) days before the anticipated filing date of such registration statement (except in the case of exigent circumstances), which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, and shall offer to Investor the opportunity to register the sale of such number of Warrant Shares as Investor may request in writing within five (5) days after receipt of such written notice (a “Piggyback Registration”). The Company shall, in good faith, cause such Warrant Shares to be included in such Piggyback Registration and shall use its best efforts to cause the managing underwriter or underwriters to permit the Warrant Shares requested by Investor to be included on the same terms and conditions as any similar securities of the Company included in such registration. Investor shall enter into an underwriting agreement in customary form with the underwriter(s) selected for such offering by the Company. If the managing underwriter or underwriters advise the Company in writing that the dollar amount or number of securities proposed to be sold exceeds the maximum amount that can be sold without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering, then the Company shall include in such registration: (i) first, the Common Shares or other equity securities that the Company desires to sell; (ii) second, to the extent the maximum amount has not been reached, any Common Shares requested to be included by Tether Investments S.A. de C.V. and/or its affiliates (“Tether”) pursuant to its contractual registration rights; (iii) third, the Warrant Shares requested by Investor and any shares requested by other holders exercising contractual registration rights, pro rata based on the number of shares each has requested to be included; and (iv) fourth, to the extent the maximum amount has not been reached, any other Common Shares for the account of other persons with contractual piggyback registration rights. Investor shall have the right to withdraw from a Piggyback Registration for any or no reason upon written notification to the Company and the underwriter(s) (if any) prior to the effectiveness of the applicable registration statement.

5.4	At least ten (10) Business Days prior to the anticipated filing date of any registration statement covering Warrant Shares (or such shorter period under exigent circumstances in connection with a registration under Section 5.3), the Company shall notify Investor and request all information reasonably necessary to include Investor’s Warrant Shares in such registration statement. The Company shall not be obligated to include Investor’s Warrant Shares to the extent the Company has not received such information, and any other reasonably requested agreements or certificates, on or prior to the third Business Day prior to the anticipated filing date.

5.5	In connection with any registration of Warrant Shares, the Company shall: (i) prepare and file with the Securities and Exchange Commission such amendments and post-effective amendments to the registration statement, and such supplements to the prospectus, as may be required by applicable law or as may be reasonably requested by Investor to keep such registration statement effective until the Registration Termination Date; (ii) prior to filing any registration statement or prospectus or any amendment or supplement thereto, furnish to Investor and its counsel copies of such document as proposed to be filed; (iii) promptly notify Investor of the issuance of any stop order by the Securities and Exchange Commission suspending the effectiveness of such registration statement or the initiation of any proceeding for such purpose, and use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal; (iv) promptly notify Investor at any time when the prospectus includes a misstatement or omission, and prepare and file a supplement or amendment correcting such misstatement or omission as soon as practicable; and (v) cause all Warrant Shares covered by such registration statement to be listed on the Nasdaq Stock Market LLC (or any successor national securities exchange on which the Common Shares are then listed).

5.6	If the filing, initial effectiveness or continued use of a registration statement covering Warrant Shares would require the Company to make an Adverse Disclosure (as defined below), the Company may, upon giving prompt written notice to Investor, suspend use of (or filing of, as applicable) such registration statement for a period of not more than forty-five (45) days; provided that the Company shall not exercise this right more than twice in any twelve-month period, and the aggregate number of days of suspension shall not exceed ninety (90) days in any twelve-month period. Investor agrees to suspend, immediately upon receipt of such notice, its use of the prospectus in connection with any sale of Warrant Shares. The Company shall promptly notify Investor of the expiration of any such suspension period. “Adverse Disclosure” means any public disclosure of material non-public information which disclosure, in the good faith judgment of the Board of Directors of the Company, after consultation with counsel, (i) would be required to be made in any registration statement or prospectus in order for such document not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading, (ii) would not be required to be made at such time if the registration statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

5.7	Upon request of Investor, the Company shall promptly take all steps reasonably necessary to cause any restrictive legend to be removed from the certificates or book-entry accounts representing Warrant Shares, to the extent such legend is no longer required under the Act or applicable state securities laws, including by providing or causing to be provided any opinion of counsel required by the Company’s transfer agent.

5.8	The Company agrees to indemnify, to the extent permitted by law, Investor, its officers and directors and each person who controls Investor (within the meaning of the Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus covering Warrant Shares, or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by Investor expressly for use therein.

5.9	In connection with any registration statement covering Warrant Shares, Investor shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with such registration statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person who controls the Company (within the meaning of the Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in such registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto, or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by Investor expressly for use therein; provided that the liability of Investor under this Section 5.9 shall be limited to the amount of net proceeds received by Investor from the sale of Warrant Shares pursuant to such registration statement.

5.10	If the indemnification provided under Section 5.8 or Section 5.9 is unavailable or insufficient to hold harmless an indemnified party, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided that the liability of Investor under this Section 5.10 shall be limited to the amount of net proceeds received by Investor from the sale of Warrant Shares giving rise to such liability.

5.11	At any time following the satisfaction of the first Vesting Condition and until the Registration Termination Date, as long as Investor holds any Warrant Shares, the Company, at all times while it is a reporting company under the Exchange Act, shall file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act, and shall take such further action as Investor may reasonably request to enable Investor to sell Warrant Shares without registration under the Act within the limitations of the exemptions provided by Rule 144.

5.12	The Company shall use reasonable best efforts to maintain the listing and trading of the Common Shares on the Nasdaq Stock Market LLC (or any successor national securities exchange on which the Common Shares are then listed), and shall comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such exchange.

6.	BENEFICIAL OWNERSHIP LIMITATIONS

6.1	Notwithstanding anything in this Warrant to the contrary, the Company shall not honor any exercise of this Warrant, and Investor shall not have the right to exercise any portion of this Warrant, to the extent that, after giving effect to an attempted exercise set forth on the applicable Exercise Notice, Investor (together with any of its affiliates and other Persons whose beneficial ownership of the relevant securities would be aggregated with Investor’s for purposes of Section 13(d) or Section 16 of the Exchange Act) would “beneficially own” (as defined in Rule 13d-3 under the Exchange Act), in the aggregate, in excess of 4.99% of the outstanding Common Shares (the “Beneficial Ownership Limitation”). The Beneficial Ownership Limitation shall operate solely as a limitation on the timing of exercise and shall not permit or require the Company to net settle or otherwise reduce the number of Common Shares deliverable to Investor upon exercise of any vested portion of this Warrant. The Beneficial Ownership Limitation shall not apply to the determination of consideration receivable by Investor in connection with a Change of Control or Liquidation. The Beneficial Ownership Limitation may be waived by Investor, in its sole discretion, upon written notice to the Company, which waiver will not be effective until the 61st day after such notice is delivered by Investor to the Company.

7.	TRANSFER

7.1	Investor may transfer and assign this Warrant to any of its controlled affiliates at any time, without the consent of the Company. A transfer of this Warrant to non-controlled affiliates or third parties shall require the prior written consent of the Company.

7.2	With respect to the Warrant Shares issued on exercise of this Warrant, any transfer of the Warrant Shares by Investor shall (i) be made in compliance with applicable securities laws and (ii) not be made to any of the following (each, a “Prohibited Transferee”):

(a)	any Person (other than the Company and its subsidiaries) that, directly or indirectly (including through its affiliates), is primarily engaged in any material business then engaged in by the Company and its subsidiaries;

(b)	any Person that has, directly or indirectly through its affiliates, whether individually or as a member of a publicly disclosed “group” (as such term is used in Section 13(d)(3) of the Exchange Act), within the two-year period immediately preceding such date of determination (i) publicly made, engaged in or been a participant in any “solicitation” of “proxies” (as such terms are defined in Regulation 14A as promulgated by the SEC) or consents to vote any equity securities of any publicly traded company, including in connection with a proposed change of control or other extraordinary or fundamental transaction involving any such company, or a public proposal for the election or replacement of any directors of any such company, not approved by the board of directors of such company prior to first public disclosure thereof, (ii) publicly called, or publicly sought to call, a meeting of stockholders of any publicly traded company or publicly initiated any stockholder proposal for action by stockholders of any such publicly traded company (including through action by written consent), in each case not approved by the board of directors of such company prior to first public disclosure thereof, (iii) commenced a “tender offer” (as such term is used in Regulation 14D under the Exchange Act) to acquire equity securities of any publicly traded company that was not approved at or before the time of commencement thereof by the board of directors of such company, (iv) otherwise publicly acted, alone or in concert with others, to seek to control or influence the board of directors or stockholders of any publicly traded company, or (v) publicly disclosed any intention, plan, arrangement or other contract to do any of the foregoing; or

(c)	any non-passive investor that would “beneficially own” (as defined in Rule 13d-3 under the Exchange Act), in the aggregate, at least ten percent (10%) of the outstanding Common Shares at the time of or as a result of such transfer.

8.	REGULATORY APPROVALS

The exercise of this Warrant shall be subject to compliance with applicable antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to the extent applicable. The Company and Investor shall use commercially reasonable efforts to cooperate with each other in order to obtain any required regulatory approvals in connection with the exercise of this Warrant, including providing all information reasonably requested by the other for purposes of any regulatory filings. Investor shall be responsible for all filing fees in connection therewith. Neither party shall be obligated pursuant to this Section 8 or any other provision of this Warrant to propose, negotiate, effect or agree to the sale, divestiture, hold separate, license or other disposition of any assets, products, product lines, properties or services or businesses of such party or its affiliates, or otherwise agree or commit to take any action that limits their freedom of action, ownership or control with respect to, or their ability to retain or hold, any of the foregoing, or agree or commit to terminate, relinquish, modify or waive existing relationships, ventures, contractual rights, obligations or other arrangements of such party or its affiliates. Each party shall provide the other party copies of any filings, submissions, or other communications required in connection with such approvals for review prior to filing or submission. Neither party shall, without the prior written consent of the other party (which shall not be unreasonably withheld), participate in any meeting or substantive discussion with any governmental authority relating to the exercise of the Warrant unless such party consults with the other party in advance and, to the extent permitted by such governmental authority, grants the other party the opportunity to attend and participate in such discussions.

9.	NO DEDUCTION OR WITHHOLDING

The Company agrees that no deduction or withholding shall be made with respect to Investor on the issuance of this Warrant, its exercisability or on the issuance of the Warrant Shares upon exercise of this Warrant. In addition, the Company shall use reasonable best efforts to not deduct or withhold any amounts payable or distributable in respect of Investor holding any Warrant Shares after exercise of this Warrant without first providing notice of such deduction or withholding and shall provide Investor a reasonable opportunity to obtain any reduced rate of withholding or available exemption prior to such withholding.

10.	INFORMATION RIGHTS

Upon Investor’s written request, the Company shall confirm in writing within three (3) business days the number of Common Shares then outstanding. The Company shall provide Investor with prompt written notice (and in any event no less than twenty (20) Business Days’ advance notice if such event is within the control of the Company) of any Change of Control or Liquidation. The Company shall provide Investor with prompt written notice (and in any event no less than ten (10) days’ advance notice) of any other event that would result in an adjustment to the Exercise Price or the number of Warrant Shares or a change in the type of securities or property to be delivered upon exercise of this Warrant, specifying the expected date of such event and the anticipated effect on this Warrant. Following any such adjustment, the Company shall promptly deliver to Investor a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price and number of Warrant Shares and the type of securities or property to be delivered upon exercise of this Warrant in effect after such adjustment. The Company shall provide Investor with such information as is reasonably requested for bona fide tax or financial reporting purposes in connection with Investor’s ownership of this Warrant or any Warrant Shares, subject to customary confidentiality restrictions. The Company and its affiliates shall use commercially reasonable efforts to provide Investor with access to such information as is necessary in support of any audit of Investor (or any affiliate of Investor) or other interaction with a taxing authority. Notwithstanding the foregoing, the Company shall not disclose material non-public information to Investor in connection with this Warrant unless required to do so hereunder, in which case the Company shall provide Investor with prior written notice of such intended disclosure and shall not make such disclosure unless and until Investor has consented in writing. The Investor acknowledges and agrees that it shall not disclose to any person any Confidential Information (as defined below) of the Company furnished to the Investor pursuant to this Section 10 or otherwise solely in connection with this Warrant, except that Confidential Information may be disclosed: (i) to its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) who need to know such information with respect to any matters relating hereto; provided that the Investor shall be responsible for any breach by such Representatives of the confidentiality obligations under this Section 10; (ii) to the extent required by any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar legal process to which the Investor or any of its Representatives is subject, or as may be required in connection with the assertion, prosecution or defense by such Investor or any of its Representatives of any claim, demand, action, suit or proceeding with respect to any matters related hereto; provided that the Investor or its applicable Representative shall provide the Company with prompt notice of any such request, to the extent practicable and legally permitted, so that the Company may seek confidential treatment, an appropriate protective order or similar relief, and the Investor or its applicable Representative shall reasonably cooperate (at the Company’s expense) with such efforts by the Company; and (iii) to the extent required to permit such Investor or any of its Representatives to comply with applicable law or applicable rules or regulations of any stock exchange on which securities of such Investor or its affiliates are listed; provided that that the Investor or its applicable Representative shall provide the Company with prior notice of any such required disclosure, to the extent practicable and legally permitted, so that the Company may seek confidential treatment, an appropriate protective order or similar relief, and the Investor or its applicable Representative shall reasonably cooperate (at the Company’s expense) with such efforts by the Company. The confidentiality obligations under this Section 10 shall terminate upon the expiration or termination of this Warrant. As used herein, “Confidential Information” means any nonpublic information received by the Investor concerning the Company, its affiliates, or its or their respective financial condition, business, operations or prospects; provided that “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Investor or its Representatives in violation of this Warrant, (ii) is or was available to the Investor on a non-confidential basis prior to its disclosure to the Investor by the Company, (iii) was or becomes available to the Investor on a non-confidential basis from a source other than the Company, which source is or was (at the time of receipt of the relevant information) not, to the Investor’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or (iv) was independently developed by the Investor or its Representatives without the use of, or reference to, any Confidential Information of the Company.

11.	PUBLICITY

The Company shall not, and shall cause its controlled affiliates not to, use the name, trademark or any other identifying mark of Investor or any of its affiliates or disclose the existence or terms of this Warrant or Investor’s investment hereunder, without the prior written consent of Investor, except to the extent required by applicable law or regulation, including, for the avoidance of doubt, in the Company’s filings under the Securities Exchange Act of 1934 or as permitted by the Commercial Agreement.

12.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

12.1	Organization and Standing. The Company (a) is a corporation duly organized, validly existing, authorized to exercise all its corporate powers, rights, and privileges, and in good standing under the laws of the State of Delaware and (b) has the corporate power and corporate authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted. The Company is qualified to transact business in each jurisdiction where the failure to so qualify would have a material adverse effect on its business.

12.2	Authorization and Validity. All corporate action on the part of the Company, its officers, directors, and shareholders necessary for the authorization, execution, and delivery of this Warrant, the performance of all of the Company’s obligations hereunder and the authorization, issuance (or reservation for issuance), sale and delivery of the Warrant Shares has been taken. This Warrant constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as may be limited by: (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) the effect of rules of law governing the availability of equitable remedies.

12.3	Corporate Power. The Company has all requisite legal and corporate power and authority to execute and deliver this Warrant, to issue, sell and deliver the Warrant Shares and to carry out and perform its obligations under this Warrant.

12.4	Validity of Securities. This Warrant is duly authorized and validly issued (including without limitation, issued in compliance with applicable federal and state securities laws). The Warrant Shares issuable upon exercise of this Warrant have been duly authorized and validly reserved and, if issued, sold and delivered in accordance with the terms of this Warrant for the consideration provided herein, will be duly authorized and validly issued (including, without limitation, subject to the accuracy of the representations and warranties of Investor set forth in Section 13, issued in compliance with all applicable federal and state securities laws), fully-paid, and nonassessable. The Company further covenants and agrees that the Company will, at all times from the date hereof through the end of the Exercise Period, take such corporate or other requisite action as required in order to have authorized and reserved, free from preemptive rights, a sufficient number of Common Shares to satisfy the exercise of this Warrant from time to time as this Warrant is presented for exercise in accordance with the terms hereof. This Warrant is, and the Warrant Shares issuable hereunder will be, free and clear of all liens, encumbrances and transfer restrictions other than any liens or encumbrances created by or imposed thereon by Investor; provided, however, that this Warrant and the Warrant Shares shall be subject to restrictions on transfer under state and/or federal securities laws and Section 7 hereof. This Warrant and the Warrant Shares are not subject to any preemptive rights or rights of first refusal that have not previously been waived.

12.5	Compliance with Law. Subject to the accuracy of the representations and warranties of Investor set forth in Section 13, the issuance of this Warrant and the Warrant Shares will be exempt from the registration requirements of Section 5 of the Act and the qualification requirements, if any, of applicable state securities laws. The authorization, execution and delivery of this Warrant will not constitute or result in any default or breach of any term or provision of the Company’s current amended and restated certificate of incorporation and amended and restated bylaws, each as amended to date (“Constituent Documents”), or any material agreement or instrument by which it is bound or to which its properties or assets are subject.

12.6	No Impairment. The Company will not, by amendment of any of its Constituent Documents or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the material terms of this Warrant, but will, at all times in good faith, assist in the carrying out of all such material terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Investor against wrongful impairment.

13.	REPRESENTATIONS AND WARRANTIES OF INVESTOR

13.1	Purchase for Own Account. This Warrant and the Warrant Shares to be acquired by Investor hereunder will be acquired for investment for Investor’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Act, and Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

13.2	Accredited Investor Status. Investor is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

13.3	Restricted Securities. Investor understands that this Warrant and the Warrant Shares are characterized as “restricted securities” under the Act and Rule 144 promulgated thereunder inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the Act and applicable regulations thereunder such securities may be resold without registration under the Act only in certain limited circumstances.

14.	REPLACEMENT OF THIS WARRANT

On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time (and in any case, within twenty (20) calendar days), execute and deliver to Investor, in lieu of this Warrant, a new warrant of like tenor and amount.

15.	NOTICES

Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) on the day of delivery if personally delivered; (ii) one (1) Business Day following deposit with a nationally recognized express courier service (fees prepaid) with instructions to deliver no later than the following Business Day; (iii) three (3) Business Days following deposit with an internationally recognized express courier service (fees prepaid) with instructions to deliver no later than three (3) Business Days later for deliveries across international borders; or (iv) on the date of delivery if delivered through electronic mail with confirmation of receipt. All notices hereunder shall be delivered as set forth below, or in accordance with such other instructions as may be designated in writing by the party to receive such notice.

If to the Company, to:

Name: RUM Group Inc.

Address: 444 Gulf of Mexico Drive, Longboat Key, FL 34228

Attn:

Email:

With a copy to (which copy alone shall not constitute notice):

Name: Willkie Farr & Gallagher LLP

Address: 787 Seventh Avenue, New York, NY 10019-6099

Attn: Russell Leaf; Sean M. Ewen

Email: rleaf@willkie.com; sewen@willkie.com

If to the Investor, to:

Name: Anthropic, PBC

Address: 548 Market Street, PMB 90375 San Francisco, CA 94104

Attn:

Email:

Email:

With a copy to (which copy alone shall not constitute notice):

Name: Davis Polk & Wardwell LLP

Address: 450 Lexington Avenue, New York, NY 10017

Attn: Lee Hochbaum, Alon Benjamin Harish

Email: Lee.Hochbaum@davispolk.com

Email: Alon.Harish@davispolk.com

16.	AMENDMENTS AND WAIVERS

This Warrant may be amended and provisions may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investor. Any amendment or waiver effected in accordance with this Section shall be binding upon Investor, each future holder of this Warrant and the Company.

17.	HEADINGS

The headings and captions used in this Warrant are used only for convenience and are not to be considered in construing or interpreting this Warrant. All references in this Warrant to Sections and Exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

18.	ENTIRE AGREEMENT

This Warrant and the documents referred to herein, together with all the exhibits and schedules hereto and thereto, constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, warrants, agreements, understandings, duties or obligations between the Parties with respect to the subject matter hereof, including for the avoidance of doubt that certain binding term sheet between the Parties dated August 23, 2026.

19.	COUNTERPARTS

This Warrant may be executed and delivered by electronic or facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.	GOVERNING LAW; JURISDICTION

20.1	This Warrant shall be governed by, and interpreted in accordance with the laws of the State of Delaware, excluding its choice of law principles.

20.2	The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Warrant or the transaction contemplated hereby (whether brought by any party or any of its affiliates or against any party or any of its affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereto hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

20.3	EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

21.	SPECIFIC PERFORMANCE

The parties agree that irreparable damage would occur if any provision of this Warrant were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Warrant or to enforce specifically the performance of the terms and provisions hereof, without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned, intending to be legally bound, hereby executes this Warrant of the date first written above.

COMPANY:

RUM GROUP INC.

By:	/s/ Maurice F. Edelson
Name:	Maurice F. Edelson
Title:	General Counsel & Corporate Secretary

INVESTOR:

ANTHROPIC, PBC

By:	/s/ Krishna Rao
Name:	Krishna Rao
Title:	CFO

Exhibit 1

FORM OF EXERCISE NOTICE

(To be completed and signed only upon exercise of this Warrant)

To:	Rum Group Inc. (the “Company”)

We refer to that certain Warrant to Purchase Class A Common Shares of the Company issued on ___________ ___, _____ (the “Warrant”).

On the terms and conditions set forth in the Warrant, the undersigned Investor hereby elects to purchase _____________ Warrant Shares pursuant to the terms of the Warrant, and tenders herewith payment of the purchase price for such Warrant Shares in full.

In exercising the Warrant, the undersigned Investor hereby confirms and acknowledges that the representations set forth in the Warrant as they apply to the undersigned Investor are true and complete as of this date. The undersigned Investor requests that the Warrant Shares be issued and allotted to the Investor and that the Investor be entered in the stock ledger of the Company as the holder of such Warrant Shares.

INVESTOR: ANTHROPIC, PBC

By:
Name:
Title:
Date: